Exhibit 10.8

WASHINGTON BANKING COMPANY

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made by and between Washington Banking Company, a Washington corporation the (“Holding Company”) and registered bank holding company with respect to Whidbey Island Bank, a Washington state bank (the “Bank”), or any other successor, transferee, or assignees, and John L. Wagner (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Holding Company is willing to provide salary continuation benefits to the Executive. The Holding Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Holding Company agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Accrual Balance” means the liability amount due under this Agreement and set forth on the financial statements of the Company, determined in accordance with generally accepted accounting principles.

1.1.2 “Beneficiary” means each person designated pursuant to Article 4, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator, attached to this Agreement as Exhibit A, that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.1.4 “Change of Control” means a change in control or a change in effective control of the Bank or Holding Company within the meaning of Code section 409A and the guidance and regulations issued thereunder.

1.1.5 “Change of Control Benefit” means the benefit described in Section 2.4.

1.1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.7 “Death Benefit” means the benefit described in Article 3.

1.1.8 “Disability” means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored or Holding Company-sponsored accident and health plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

1.1.9 “Disability Benefit” means the benefit described in Section 2.3.

1.1.10 “Discount Rate” means 6%, subject to change based upon regulatory requirements.

1.1.11 “Effective Date” means January 1, 2010.

1.1.12 “Normal Retirement Age” means age seventy-two (72).

1.1.13 “Normal Retirement Benefit” means the benefit described in Section 2.1.

1.1.14 “Plan Administrator” means the plan administrator described in Article 8.

1.1.15 “Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st. Notwithstanding the preceding, the initial Plan Year shall begin on the Effective Date and shall end December 31, 2010.

1.1.16 “Retirement” shall mean the Executive’s Termination of Employment following attainment of Normal Retirement Age.

1.1.17 “TARP Period” means the period beginning with the Company’s receipt of financial assistance from the United States Treasury Department (“Treasury”) and ending on the last date upon which any obligation arising from financial assistance from the Treasury (disregarding any warrants to purchase stock of the Company held by the Treasury) remains outstanding.

1.1.18 “TARP Proceeds” means the aggregate financial assistance, including any warrants, received from the Treasury under the Treasury’s Capital Purchase Program, established under the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009.

1.1.19 “Termination of Employment for Cause” has the meaning set forth in Article 5.

1.1.20 “Termination of Employment” means that the Executive has incurred a separation of service (within the meaning of Code section 409A and the guidance and regulations issued thereunder) and ceases to be employed by the Bank and/or the Holding Company for any reason.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon the Executive’s Retirement, the Executive shall be entitled to the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is Twenty-Five Thousand Dollars ($25,000).

2.1.2 Payment of Benefit. Subject to Section 5.3, the Holding Company shall pay the annual benefit described in Section 2.1.1 for a period of five (5) years, payable in monthly (one-twelfth (1/12th) of the annual benefit) installments beginning on the last day of the month following the month in which the Executive’s Retirement occurred. The monthly installment payments under this Section 2.1.2 shall total sixty (60) substantially equal payments over a period of sixty (60) months.

2.2 Termination of Employment Before Normal Retirement Age. Subject to the provisions of Section 2.4, if Termination of Employment occurs before the Executive’s Normal Retirement Age for reasons other than death or Disability, the Executive shall be entitled to the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested amount, determined in accordance with the schedule set forth in Section 2.2.2, of the Accrued Balance, determined as of the date of the Executive’s Termination of Employment.

2.2.2 Payment of Benefit. Subject to Section 5.3, the Holding Company shall pay the benefit described in Section 2.2.1 in a single lump-sum payment to the Executive within sixty (60) days following the last day of the month in which the Executive’s Termination of Employment occurs.

2.3 Disability Benefit. If the Executive’s Termination of Employment is due to a Disability prior to Executive’s Normal Retirement Age, the Executive shall be entitled to the benefit described in this Section 2.3.

2.3.1 Amount of Benefit. The amount of the benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance, determined as of the Executive’s Termination of Employment due to Disability.

2.3.2 Payment of Benefit. The Holding Company shall pay the benefit described in Section 2.3.1 in a single lump-sum payment within sixty (60) days following the last day of the month in which the Executive’s Termination of Employment due to Disability occurs.

2.4 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Executive, subject to the provisions of Section 5.2, shall be entitled to the benefit described in this Section 2.4.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is One Hundred Twenty-Five Thousand Dollars ($125,000.00).

2.4.2 Payment of Benefit. The Holding Company shall pay the benefit described in Section 2.4.1 to the Executive in a single lump-sum payment within sixty (60) days following the last day of the month in which the Executive’s Termination of Employment following a Change of Control occurs.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while employed by the Bank and prior to receiving any payments under this Agreement, the Executive’s Beneficiary shall be entitled to the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The annual benefit under Section 3.1 is Twenty-Five Thousand Dollars ($25,000).

3.1.2 Payment of Benefit. The Holding Company shall pay the annual benefit described in Section 3.1.1 to the Beneficiary for a period of five (5) years, payable in monthly (one twelfth (1/12th) of the annual benefit) installments beginning on the last day of the month following the month in which the Executive dies. The monthly installment payments under this Section 3.1.2 shall total sixty (60) substantially equal payments over a period of sixty (60) months.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement, or after the Executive is entitled to begin receiving benefits, but before receiving all such payments, the Holding Company shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a Beneficiary by filing with the Holding Company a written designation of Beneficiary on a form substantially similar to the form attached as Exhibit A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Holding Company during the Executive’s lifetime. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid Beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Holding Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Holding Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Holding Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Holding Company shall not pay any benefit under this Agreement if Executive’s Termination of Employment by the Bank is due to:

(a) conviction or a plea of nolo contendere by the Executive to a felony or to fraud, embezzlement or misappropriation of funds;

(b) the commission of a fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank, that has had a material adverse effect on the Bank;

(c) material violation by the Executive of any applicable federal banking law or regulation that has had a material adverse effect on the Bank; or

(d) the willful failure by the Executive, without communication to the Board of Directors before such act, to adhere to the Bank’s written policies, which causes a material monetary injury or other material harm to the Bank;

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated by reason of violating Sections 5.1(b), (c), or (d) until Executive is notified in writing by the Holding Company (or its successor entity) of a determination of a violation of Sections 5.1(b), (c), or (d), specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than ten (10) days), together with his counsel, to explain to the Holding Company why there has been no violation of Sections 5.1(b), (c), or (d), followed by a finding by the Holding Company (i) that in the good faith opinion of the Holding Company (or its successor entity) the Executive had committed an act described in Sections 5.1(b), (c), or (d) above, (ii) specifying the particulars thereof in detail, and (iii) determining that such violation has not been corrected, or is not capable of correction. Nothing herein shall limit the right of the Executive or his Beneficiary to contest the validity or propriety of any such determination.

5.2 Legal Limitation. Notwithstanding any provision of this Agreement to the contrary, the Holding Company shall not be required to pay any benefit under this Agreement ifor to the extent the benefit would be a non-deductible excess parachute payment under Section 280G and 4999 of the Code. In addition, no payment of any type or amount shall be made to or owed by the Company to the Executive pursuant to this Agreement or otherwise if payment or accrual of such type or amount is prohibited by, is not permitted under, or has not received any required approval under any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion, or similar provision whether now in existence or hereafter adopted or imposed, including without limitation, by or under (i) any applicable governmental provisions relating to compensation or benefits arising as a result of an investment in or assistance to the Company by a governmental entity, including without limitation any applicable restrictions contained in the Emergency Economic Stabilization Act of 2008, as amended by the American Reinvestment Act of 2009 (“EESA”), 31 CFR Part 30 (relating to the TARP Capital Purchase Program) or any other regulation, rule, order, guidance or agreement issued or entered into pursuant to EESA, or (ii) any governmental provisions relating to payment of golden parachutes or similar payments, including without limitation any prohibitions or restrictions on such payments by troubled institutions and companies and their affiliates set forth in 12 USC 1828(k), 12 CFR Part 359, EESA, or 31 CFR Part 30. Further, to the extent the Company’s performance of a future obligation for any deferred compensation, pension, retirement plan or similar benefit shall be restricted pursuant to the above by virtue of the designation of the Company (or any affiliate of the Company) as a “troubled institutions” during the term of the Executive’s employment by the Company or any affiliate of the Company, such obligation shall be fully and finally discharged upon the designation of the Company (or the Company’s affiliate, as the case may be) as a “troubled institution” whether or not such entity is later removed from such designation, unless, following the removal of such designation, a majority of the members of the board of directors of the Company shall, after such designation is removed, vote to approve such benefit wholly or in part, and in such instance, only to the extent of such approval and only as to obligations accruing after such approval. In the event that any payment made to the Executive, hereunder or under any prior or other employment agreement or arrangement is required under any applicable governmental provision (including, without limitation, EESA, 31 CFR Part 30, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder) to be paid back to the Company, the Executive shall upon written demand from the Company promptly pay such amount back to the Company. To the extent possible, and legally permitted, any such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.

5.3 Payment Restriction During TARP Period. Notwithstanding anything in this Agreement to the contrary, payment of benefits under Sections 2.1 or 2.2 will not commence during the TARP Period, and will instead be delayed and will commence on the first day of the month following the month in which the Holding Company has repaid all TARP Proceeds.

5.4 Changes to Time and/or Form of Payment. Notwithstanding anything in this Agreement to the contrary, any changes to the timing and or form of payment of benefits under this Agreement are subject to and must comply with the requirements of Code section 409A and the regulations and guidance issued thereunder.

5.5 Six Month Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s Termination of Employment, the Executive is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any payments otherwise payable pursuant to this Agreement as a result of such Termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any benefits hereunder until the first payroll date that occurs after the date that is six (6) months following the Executive’s Termination of Employment. The first such payment shall include payment of all amounts that would have been paid after termination of employment if payments had commenced as scheduled.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Holding Company a written claim for the benefits.

6.1.2 Timing of Holding Company Response. The Holding Company shall respond to such claimant within forty-five (45) days after receiving the claim. If the Holding Company determines that special circumstances require additional time for processing the claim, the Holding Company can extend the response period by an additional forty-five (45) days by notifying the claimant in writing, prior to the end of the initial 45-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Holding Company expects to render its decision.

6.1.3 Notice of Decision. If the Holding Company denies part or all of the claim, the Holding Company shall notify the claimant in writing of such denial. The Holding Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of the Agreement on which the denial is based,

(c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and,

(e) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Holding Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Holding Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Holding Company’s notice of denial, must file with the Holding Company a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Holding Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Holding Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Holding Company Response. The Holding Company shall respond in writing to such claimant within thirty (30) days after receiving the request for review. If the Holding Company determines that special circumstances require additional time for processing the claim, the Holding Company can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Holding Company expects to render its decision.

6.2.5 Notice of Decision. The Holding Company shall notify the claimant in writing of its decision on the review. The Holding Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of the Agreement on which the denial is based,

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and,

(d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1 Amendment With Consent. This Agreement may be amended by written agreement between the Holding Company and the Executive; provided, however, that no such amendment shall reduce a benefit to which the Executive is entitled, nor shall any amendment delay or accelerate the payment of a benefit provided under this Agreement except in accordance with requirements under Code section 409A and the regulations and guidance issued thereunder.

Article 8

Miscellaneous

8.1. Binding Effect. This Agreement shall bind the Executive and the Holding Company, and their beneficiaries, survivors, executors, administrators, and permitted transferees.

8.2. No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except in accordance with Article 4 with respect to designation of Beneficiaries.

8.4. Tax Withholding. The Holding Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by the laws of the United States of America.

8.6. Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Holding Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Holding Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by the Executive or attachment or garnishment by the Executive’s creditors. Any insurance on the Executive’s life is a general asset of the Holding Company to which the Executive and Beneficiary have no preferred or secured claim.

8.7. Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. In the event any one or more of the provisions found in the Agreement shall be held to be invalid, illegal or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.8. Entire Agreement. This Agreement constitutes the entire agreement between the Holding Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9. Plan Administrator. The Holding Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) interpreting the provisions of the Agreement;

(b) establishing and revising the method of accounting for the Agreement;

(c) maintaining a record of benefit payments; and

(d) establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10. Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Holding Company shall be the named fiduciary and Plan Administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11. Full Obligation. Notwithstanding any provision to the contrary, when the Holding Company has paid either the lifetime benefits or death benefits as appropriate under any section of the Agreement, the Holding Company has completed its obligation to the Executive.

8.12. Code Section 409A. Should any provision of this Agreement cause immediate taxation and penalty to the Executive or the Holding Company as written in this Agreement, that provision shall be interpreted to comply with Code section 409A while maintaining its original intent as much as possible.

*******

IN WITNESS WHEREOF, the Executive and a duly authorized Holding Company officer have signed this Agreement as of the date indicated below.

WASHINGTON BANKING COMPANY:

By:

Its:

Date:

EXECUTIVE:

John L. Wagner

Date:

Exhibit A

Beneficiary Designation Form

I, John L. Wagner, designate the following as Beneficiary of any death benefits payable under the Salary Continuation Agreement by and between Washington Banking Company and John L.Wagner:

Primary:
	Name	Address	Relationship

Contingent:
	Name	Address	Relationship

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by delivering a new written designation to the Plan Administrator. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:                                                                   Date:

SPOUSAL CONSENT

I consent to the Beneficiary designations above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation naming me beneficiary will be automatically revoked.

Spouse Name:

Signature:                                                                   Date:

Received by the Plan Administrator this              day of                     , 20    .

By:

Title: